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                                                                   EXHIBIT 4-g-4

                     NEW ROCKWELL INTERNATIONAL CORPORATION

                       PROPOSED RESOLUTIONS FOR ADOPTION
                       AT DECEMBER 4, 1996 BOARD MEETING

  -     APPROVAL OF ASSUMPTION AND ADOPTION OF COMPENSATION AND BENEFIT PLANS

        RESOLVED, that, this Corporation's proposed succession to, and assumption of, sponsorship, effective as of the Time of Contribution (as defined in the Merger Agreement), including but not limited to any liabilities in respect of outstanding stock options, stock appreciation rights or restricted stock, of those compensation and benefit plans listed below which were sponsored by Rockwell immediately prior to the Time of Contribution, together with any and all sub-plans, agreements, undertakings or other liabilities thereunder, in connection with the Contribution (as defined in the Merger Agreement), be, and they hereby are, authorized and approved:

                     Rockwell International Corporation Supplemental
                       Savings Plan for Highly Compensated Employees
                     Rockwell Retirement Savings Plan Excess Benefit
                       Savings Plan
                     1979 Stock Plan for Key Executives
                     1988 Long-Term Incentives Plan
                     1995 Long-Term Incentives Plan
                     Directors Stock Plan
                     Incentive Compensation Plan
                     Deferred Compensation Plan
                     Annual Incentive Compensation Plan for Senior
                       Executive Officers
                     Deferred Compensation Policy for Non-Employee
                       Directors of Rockwell International Corporation